U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TRANSAKT CORPORATION

(Exact name of registrant as specified in its charter)

ALBERTA (State of other jurisdiction of incorporation of organization)	N/A (IRS Employer identification number)

Suite 202, 1212 – 31st Avenue NE.

Calgary, Alberta, Canada T2E 7S8, (403) 290-1744

(Address, including postal code, and telephone number, including area code, of principal executive offices)

TranAKT Corp 2004 Stock Option Plan

(Full Title of Plan)

W. Scott Lawler, Esq. 1530-9 Avenue S.E., Calgary, Alberta, T2G 0T7, Canada 403-693-8014 (Name, Address and telephone number of Agent for Service)	Copies of all communications to: W. Scott Lawler, Esq. 1530-9 Avenue S.E., Calgary, Alberta, T2G 0T7, Canada 403-693-8014

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Shares (no par value)	10,500,000	$0.30 (1)	$3,150,000.00	$399.10
Total	10,500,000	$0.30	$3,150,000.00	$399.10

(1)

The proposed maximum offering price per share was calculated pursuant to Rule 457(c) and 457(h)(1) as of December 6, 2004.

.

Aurora-S8.2

TABLE OF CONTENTS

Part  I. Information Required In The Section 10(A) Prospectus

3

Item 1:  Plan Information

3

Item 2:  Registrant Information and Employee Plan Annual Information

3

Part II: Information Required In The Registration Statement

4

Item 3:  Incorporation of Documents by Reference

4

Item 4:  Description of Securities

5

Item 5:  Interests of Named Experts and Counsel

5

Item 6:  Indemnification of Directors and Officers

5

Item 7:  Exemption from Registration claimed

6

Item 8:  Exhibits

6

Item 9:  Undertakings

6

Signatures

8

PART   I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  Plan Information.

The documents containing the information specified in Part I have been sent or given to employees as specified by Rule 428(b)(1). Such documents are not being filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2.   Registrant Information and Employee Plan Annual Information.

The documents incorporated by reference into this Registration Statement listed in Item 3 of Part II of this Registration Statement are available for review upon written or oral request without charge.  Such documents are incorporated by reference in the Section 10(a) prospectus.  All other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act shall also be available upon written or oral request without charge.  All such requests shall be made to TransAKT Corp. in writing to Suite 202, 1212 – 31st Avenue NE, Alberta, Canada T2E 7S8, attention: Riaz Sumar or by phone at (403) 290-1744.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  Incorporation Of Certain Documents By Reference.

The following documents filed by us with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

1.

Our latest Annual Report on Form 20-F for the fiscal year ended December 31, 2003 filed pursuant to Section 13(a) of the Exchange Act, which contains audited financial statements for our fiscal year ended December 31, 2003..

1.

The description of our securities contained in our registration statement on Form 20-F, File No. 000-50392.

2.

Form 6K dated August 16th, 2004

3.

Form 8K dated September 2, 2004

3.

Forms 6-K that we subsequently file with the SEC may be incorporated by reference in this Prospectus by our identifying in such forms that they are being incorporated by reference into this Prospectus.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document,that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description Of Securities.

Not Applicable

Item 5.  Interests Of Named Experts And Counsel

Not Applicable

Item 6.  Indemnification Of Directors And Officers.

Statutory Indemnification of Directors and Officers

Subject to Section 119 of the Alberta Corporations Act, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or body corporate, if:

(a)

he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Corporation shall also indemnify such persons in such other circumstances as the Act permits or requires.

Other Indemnification of Officers, Directors, Employee and Agents; Insurance

Under the Corporation’s bylaws, every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and shall exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.  Subject to the foregoing, no director or officer of the Corporation shall be liable for the acts, neglects, or defaults of any other director or officer or employee or for joining in any act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation or for the insufficiency or deficiency of any security upon which any of the moneys of or belonging to the Corporation shall be placed out or invested or for any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any moneys, securities or other assets belonging to the Corporation or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune whatever which may happen in the execution of the duties of his respective office or trust or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the provisions of the Alberta Corporations Act and the regulations thereunder or from liability for any breach thereof.  The directors of the Corporation shall not be under any duty or responsibility in respect of any contract, act or transaction whether or not made, done or entered into in the name or on behalf of the Corporation, except such as shall have been submitted to and authorized or approved by the board of directors.

ITEM 7.  Exemption From Registration Claimed.

Not applicable.

ITEM 8.  Exhibits.

5.1

Legal Opinion of Scott Hall LLP.

23.1

Consent of Daunheimer and Dow LLP, Independent Chartered Accountants

23.2

Consent of Scott Hall LLP. (Included in Exhibit 5.1)

99.1

TransAKT Corp 2004 Stock Option Plan

ITEM 9.  Undertakings.

(a)

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)

 Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or event arising out of the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set for the in the Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Seciton 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)

That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Providence of Alberta, Canada, on this 25th day of  November, 2004.

TRANSAKT CORP

By:

/s/ “Daniel Pomerleau”

Daniel Pomerleau

President, CEO & Director

(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ “Daniel Pomerleau”

Date:  November 25, 2004

Daniel Pomerleau

Chairman President, CEO & Director

(Principal Executive Officer)

/s/ “Riaz Sumar”

Date:  November 25, 2004

Riaz Sumar

Chief Financial Officer and Director

(Principal Financial Officer)

/s/”Wu, Chi - Ming”

Date:  November 25, 2004

Wu, Chi-Ming

Director

/s/ “Gordon Miller”

Date:  November 25, 2004

Gordon Miller

Director

/s/ “ Roland Williams”

Date:  November 25, 2004

Roland Williams

Director

/s/ “ Leroy Wolbaum”

Date:  November 25, 2004

Leroy Wolbaum

Director

/s/ Jean Pomerleau”

Date:  November 25, 2004

Jean Pomerleau

Chief Operations Officer

/s/ “Scott Lawler”

Date:  November 25, 2004

Scott Lawler

Agent for Service of Process

TransAKT Corp.

2004 Stock Option Plan

Form S-8

EXHIBIT INDEX

Exhibit

Exhibit

Number

Description

5.1

Legal Opinion of Scott Hall LLP

23.1

Consent of Daunheimer and Dow, Independent Chartered Accountants

23.2

Consent of Scott Hall LLP  (Included in Exhibit 5.1)

99.1

TransAKT Corp. 2004 Stock Option Plan

9